Exhibit 99.1

SIGNET ANNOUNCES EXECUTIVE CHANGES

HAMILTON, Bermuda, July 9, 2013 – Signet Jewelers Limited (NYSE and LSE: SIG) today announced that Rob Anderson, Chief Executive Officer for Signet’s UK division, plans to leave the Company at the end of July, and Sebastian Hobbs has been promoted to the new position of Managing Director for the UK division, effective immediately. Mr. Hobbs will report to Mike Barnes, Signet Chief Executive Officer.

Mike Barnes, Signet Chief Executive Officer said, “I am pleased to announce the promotion of Seb to Managing Director of our UK division. Seb has made important contributions to our UK division, and we believe his experience in UK retailing and strategy make him a perfect fit for this role. I also want to thank Rob Anderson for his 13 years of dedicated service to Signet’s UK division.”

Mr. Hobbs joined Signet’s UK division as Commercial Director in March 2011. From November 2006 to March 2011, he was Group Commercial Director of Blacks Leisure Group. Prior to this, Mr. Hobbs was Trading Controller for WH Smith (LSE: SMWH), a retail consultant for KPMG, and held management positions at Mothercare and British Home Stores.

Contacts:

Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1 (330) 668 5412

Press:	Alecia Pulman, ICR, Inc.	+1(203) 682 8224

Signet Jewelers is the largest specialty jewelry retailer in the US and UK. Signet’s US division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet’s UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Further information of Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of words such as “will,” “believe,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, and changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 28, 2013. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

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